Exhibit 10.27
COPART, INC.
EXECUTIVE OFFICER
EMPLOYMENT AGREEMENT
This Executive Officer Employment Agreement is entered into with an effective date of August 1, 2014 (the “Effective Date”) by and between Copart, Inc., headquartered in Texas (the “Company”), and Rama Prasad (the “Executive”).
1.    Duties and Scope of Employment.
(a)Position and Duties. As of the Effective Date, Executive will serve as Senior Vice-President and Chief Information Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Chief Executive Officer (CEO), President, or Executive Vice-President (together, “Senior Management”) and as are contemplated by the Company’s bylaws. During the term of Executive’s employment with the Company, Executive shall report to and be subject to the directives of the Board of Directors (the “Board”) and Senior Management. Executive shall also abide by the provisions of the Company’s employee handbook, any ethics and compliance directives, and other policies and procedures adopted by the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive’s successful completion of a drug and background check with satisfactory results is a condition precedent to Company’s obligations under this Agreement.
(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.
2.    Employment Terms.
(a)    Basic “At Will” Rule. The Employment Term shall begin upon the Effective Date and shall continue thereafter until terminated by the Company or the Executive. The Executive acknowledges and agrees that his employment with the Company is “at will” and may be terminated at any time, with or without notice, with or without good cause, or for any or no cause, at the option of either the Company or the Executive. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company shall give rise to, or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s at-will employment with the Company.

(b)    Termination. If the Company terminates the Executive’s employment at any time for any reason other than Cause or Disability, both as defined below, or if the Executive terminates his employment at any time for Good Reason, as defined below, the provisions of Section 9(a)(i) shall apply. If the Executive terminates his employment at any time other than for Good Reason, the provisions of Section 9(a)(ii) shall apply. Upon termination of the Executive’s employment with the Company, the Executive’s rights under any applicable benefit plans shall be determined under the provisions of those plans.
(c)    Death. The Executive’s employment shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive’s death, or for periods following the Executive’s death; provided, however, that the Company’s obligations under Section 9(a)(i) shall not be interrupted as a result of the Executive’s death subsequent to a termination to which such paragraph applies. The Executive’s rights under the benefit plans of the Company in the event of the Executive’s death shall be determined under the provisions of those plans.
(d)    Cause. For all purposes under this Agreement, “Cause” shall mean Executive’s:
(i)    willful or grossly negligent failure to substantially perform his duties hereunder;
(ii)    commission of gross misconduct which is injurious to the Company;
(iii)    breach of a material provision of this Agreement (including, without limitation, Section 10) or the agreements, policies, practices, and ethics and compliance directives incorporated herein by reference;
(iv)    material violation of a federal or state law or regulation applicable to the business of the Company;
(v)    misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by Executive;
(vi)    conviction of, or plea of nolo contendre to, a felony; or
(vii)    continued failure to comply with directives of Senior Management.
No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith without a reasonable belief that the act or omission was in the Company’s best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.
(e)    Disability. The Company may terminate the Executive’s employment for Disability by giving the Executive 30 days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subparagraph (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.
(f)    Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for “Good Reason” within 30 days following the expiration of any Company cure period (as described below) and thereupon become entitled to the benefits of Sections 9(a)(i) below, if one or more of the following events (described in clauses (i) through (iii) below) shall have occurred without the Executive’s prior written consent. The Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of such grounds for “Good Reason” and a reasonable cure period of 30 days following the date of such notice.
(i)    the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a material diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities (other than a promotion or similar move to another position);
(ii)    a material reduction by the Company in the Base Salary (as defined below) of the Executive as in effect immediately prior to such reduction;
(iii)    a material breach by the Company of a material provision of this Agreement.
3.    Dallas Relocation. Executive shall relocate to Dallas, TX and Company shall provide relocation assistance in the form set forth in the Copart Relocation Policy and Relocation Repayment Agreement, a copy of which is attached hereto as Exhibit A.
4.    Compensation.
(a)    Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Term a base salary (the “Base Salary”) at an annual rate of $300,000. The Base Salary may be paid through the payroll of either Company or its subsidiary. In either case, the Base Salary shall be paid in accordance with Company’s or the subsidiary’s regular payroll practices. The Company agrees to review the Base Salary at least annually after the conclusion of the Company’s fiscal year and to make such adjustments therein as the Board may approve.

(b)    Bonus. Beginning with the Company’s 2015 fiscal year and for each fiscal year thereafter during the Employment Term, the Executive will be eligible to receive an annual bonus (the “Bonus”) based upon Executive’s contributions and performance, in the form of cash in an amount up to 100% of Base Salary for such fiscal year as determined by Senior Management, and approved by the Board or any authorized committee (the “Committee”). Payment of an annual bonus shall be a discretionary decision of the Committee. The Bonus, if any, will be paid as soon as practical following the determination by the Board or the Committee that the Bonus has been earned, but in no event after the fifteenth day of the third month of the Company’s fiscal year or the calendar year, whichever is later, following the date the Executive earns the Bonus and it is no longer subject to a substantial risk of forfeiture. To be eligible to receive the Bonus, Executive must be employed by the Company on the day the Bonus is paid.
(c)    Equity Compensation. Senior Management will recommend to the Company’s Board of Directors or one of its committees after commencement of Executive’s employment that Executive receive a grant of options to purchase with respect to 60,000 shares of Copart’s Common Stock. Any grant will be subject to the approval of the Board of Directors or its committee.  Any grant will be priced in accordance with Company’s equity incentive plan and Company’s policies governing equity awards. Beginning with the Company’s 2016 fiscal year and for each fiscal year thereafter during the Employment Term, Executive will be eligible to receive stock option grants for such fiscal year as approved by the Board or any authorized committee (the “Committee”). Awards of option grants shall be a discretionary decision of the Committee.
5.    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans or programs of Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
6.    Vacation. Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
7.    Expenses. The Executive shall be entitled to prompt reimbursement for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while an employee of Company (in accordance with the policies and procedures established by Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, however, that the Executive shall properly and promptly account for such expenses in accordance with Company’s policies and procedures.
8.    Other Activities. The Executive shall devote substantially all of his working time and efforts during Company’s normal business hours to the business and affairs of Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. The Executive may, however, devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Senior Management, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

9.    Termination Benefits. The Executive shall be entitled to receive severance and other benefits upon a termination of employment only as follows:
(a)    Severance.
(i)    Involuntary Termination. If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, if any, and subject to the remaining provisions of this Section 9, the Executive shall be entitled to a lump sum payment equal to fifty percent (50%) of the Executive’s then-current Base Salary, less applicable tax withholding.
(ii)    Other Termination. In the event the Executive’s employment terminates for any reason other than as described in Section 9(a)(i) above, including by reason of the Executive’s death or Disability, the Company’s termination of Executive for Cause, or Executive’s resignation other than for Good Reason, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination, if any.
(b)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is contingent upon Executive signing and not revoking a severance agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which must become effective no later than the 60th day following the Executive’s delivery of the Release (the “Release Deadline”), and if not, the Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release. In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A
(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii). Except as required by Section 8(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” (“Specified Employee”) within the meaning of Section 409A at the time of Executive’s termination, then any Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service or the date of the Executive’s death, if earlier. All Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of clause (i) above.
(v)    Amounts paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that do not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the taxable year of the Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.
(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(d)    No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).
10.    Protective Covenants. Executive agrees that the covenants below (i) are reasonable and necessary for the protection of legitimate business interests of Company, (ii) are not against the public interest, and (iii) do not place a unreasonable burden upon the Executive’s ability to earn a living.
(a)    Definitions. “Customer” means a person or entity with whom/which Executive has had Company business-related contact or about whom/which Executive has obtained knowledge through his employment with the Company. A “Competing Business” is a person or entity that is in the business of auctioning, processing, or selling salvage vehicles, or auctioning used vehicles, or otherwise provides products or services that would displace the products or services of the Company.

(b)    Proprietary Information. During the Employment Term and thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company, including, without limitation, information regarding the Company’s computer and information technology systems (and the means and methods for securing such systems). As an express condition of the Executive’s employment with the Company, the Executive agrees to execute a Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit B, and any such additional confidentiality agreements as requested by the Company.
(c)    Restriction on Interfering with Employee Relationships. During the Employment Term and for twelve (12) complete calendar months thereafter, Executive will not, either directly or indirectly, (a) solicit, induce, or encourage any employee of the Company to leave the Company, or (b) help another person or entity to hire away an employee of the Company, unless otherwise expressly authorized in writing to do so by an authorized officer of the Company.
(d)    Restriction on Interfering with Customer Relationships. During the Employment Term and for twelve (12) complete calendar months thereafter, Executive will not, directly or indirectly, interfere with the relationship between the Company and a Customer. It shall be considered a prohibited act of interference for Executive to participate in soliciting, encouraging, or inducing a Customer (a) to do business with a Competing Business, or (b) to stop or reduce doing business with the Company, except where such conduct is expressly authorized in writing by an authorized officer of the Company. The parties stipulate that this restriction is inherently limited to a reasonable geography or geographic substitute because it is limited to the place or location where the Customer is located at the time.
(e)    Restriction Against Unfair Competition. Executive agrees that during the Employment Term and for a period of twelve (12) complete calendar months thereafter, Executive will not, directly or indirectly, as an employee, consultant, advisor, contractor, shareholder, director, partner, joint-venturer, or investor, assist in the management, administration, information technology, or related sales activities of any Competing Business within the United States. The foregoing shall not be construed to prohibit passive investments such as mutual funds or ownership of less than 1% of a publicly-held company’s outstanding stock. The parties stipulate that the geographic limitation used in this restriction is a reasonable given Executive’s high level duties for the Company, the Company’s nationwide business, and Executive’s in-depth knowledge of the Company’s Proprietary Information.
11.    Right to Advice of Counsel. The Executive acknowledges that he has had the opportunity to consult with counsel and is fully aware of his rights and obligations under this Agreement.
12.    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in Section 9(a)(i) of this Agreement, subject to the terms and conditions therein.

13.    Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and the Executive shall not, without the prior written consent of the Company, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
14.    Absence of Conflict. The Executive materially represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
15.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Executive:            Rama Prasad
If to the Company:            Copart, Inc.
14185 Dallas Parkway, Suite 300
Dallas, TX 75215
Attn: General Counsel
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.
16.    Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.
17.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.    Arbitration.
(a)    Arbitration. In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Labor Code claims of harassment, discrimination or wrongful termination and any statutory claims, as well as and all disputes arising out of or relating to the interpretation or application of Section 18 of this Agreement, including the enforceability, revocability, or validity of this Section. Executive and the Company agree that workers’ compensation claims (other than wrongful discharge claims), claims for unemployment, and disputes that are not subject to arbitration under the Dodd-Frank Wall Street Reform and Consumer Protection Act are excluded from arbitration under this agreement. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with employee.
(b)    Procedure. The Federal Arbitration Act (“FAA”) applies to this Agreement. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $2,000.00 of any fees associated with any arbitration Executive initiates. Any arbitration hereunder shall be conducted in Dallas, Texas.
(c)    Remedy. Except as provided by Section 18(d) of this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the FAA, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding any other provision of this Agreement, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)    Availability of Injunctive Relief. Notwithstanding any other provision of this Agreement, either party may pursue in court injunctive, declaratory, and other relief incidental to the enforcement of any confidential information, non-disclosure, non-solicitation, and/or non-competition provisions contained in any agreement between the Company and Executive, including, without limitation, the provisions contained in Section 10 of this Agreement. In the event either party seeks such relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)    Administrative Relief. Executive understands that this agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the equal employment opportunity commission or the workers’ compensation commission. This agreement does, however, preclude Executive from pursuing court action or remedies regarding any such claim.
19.    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that he/she has been provided an opportunity to seek the advice of an attorney before signing this agreement.
20.    Integration. This Agreement, together with the Confidential Information Agreement represents, the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.
21.    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
22.    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas. The state and federal courts of Texas shall be the exclusive forum for any non-arbitral disputes arising between the parties to this Agreement.
23.    Cooperation. Executive shall, without further remuneration, provide Executive’s reasonable cooperation in connection with any action or proceeding by a third party (or any appeal from any action or proceeding) that relates to events occurring during or relating to Executive’s employment hereunder. If Executive’s cooperation is needed under this paragraph, the Company shall use reasonable best efforts to schedule Executive’s participation at a mutually convenient time, and shall reimburse Executive for reasonable travel and out-of–pocket expenses (following presentment of reasonable substantiation). This provision shall survive any termination of this Agreement or Executive’s employment.
24.    Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

25.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
26.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Executive Officer Employment Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

Copart, Inc.

By: /s/ William E. Franklin                    Date:     July 8, 2014
William E. Franklin
Executive Vice-President

EXECUTIVE:

By: /s/ Rama K. Prasad                    Date:     July 8, 2014
Rama Prasad

Exhibit A

COPART RELOCATION POLICY AND RELOCATION REPAYMENT AGREEMENT

Manager Relocation Policy

General Policy Guidelines
Prepared for Rama Prasad
July 8, 2014

Copart reserves sole authority to interpret and change this policy, including determining eligibility for benefits and assistance. This policy is not intended to create any promises or contractual rights of employment. Employment with Copart is “at will”. This policy is proprietary and confidential.

Introduction
Congratulations on your decision to relocate! We hope that your relocation will help advance your personal and professional growth. While it is an exciting time, it can also be a very stressful time. We at Copart (Copart) realize that your decision affects your entire family. That’s why we’re going to assist you throughout the process.
While we’re committed to helping you in any way possible, we’re asking that you share the responsibility for a cost-effective, successful move. This simply means that you strictly adhere to the relocation policy and communicate and cooperate with those who are helping you throughout this process.
We believe the full service relocation option will help you maximize your relocation allowance and avoid unnecessary tax obligations while also freeing you from the hassles of moving cross-country.
We’ve contracted with Cornerstone Relocation Group to assist you throughout your relocation. Cornerstone Relocation is a global relocation management and consulting company that has helped thousands of relocating families. You will be assigned an experienced Relocation Counselor to provide guidance and to act as your advocate throughout your relocation. Once your relocation is completed, Cornerstone will send you a survey inquiring about your experience with them. Your candid feedback assists us with ongoing improvements to the program. We appreciate your taking the time to complete the satisfaction survey.
Eligibility
To be eligible for this relocation policy you must meet the following criteria:

•	You must be a regular, full-time, employee of Copart.

•	You have received a request from Copart to relocate. Employee-initiated relocations are NOT eligible for relocation benefits.

•	Per IRS requirements, the distance between your former residence and your new job site must be at least 50 miles greater than the distance between your former residence and your former job site.

•	You must be a full-time employee in the new location for at least 52 weeks in the 12-month period immediately following the date of relocation.

•
You must work through Cornerstone for all services including, temporary housing and transportation of your household goods. We recommend that you also work with their network of real estate agents for your home listing and home search. Cornerstone’s supplier network will provide you with professional relocation services and, at the same time, Copart will realize cost efficiencies by working with their recommended providers.

Relocation assistance is provided to you and your immediate family members who permanently reside with you and are relocating with you. Please refer to your Relocation Allowance schedule for specific limitations.
Repayment Agreement
The costs that Copart will incur as a result of this move are extensive. For this reason and to be sure we have your commitment to the new position, we require that you sign a Repayment Agreement, which stipulates that you will repay all of the costs should you voluntarily terminate employment or be terminated for misconduct with Copart within one year of the date your relocation is complete. The Repayment Agreement must be signed and returned to Human Resources prior to implementing any relocation services. For purposes of repayment, the relocation will be deemed “complete” once all expenses and invoices from suppliers are approved and paid by Cornerstone & Copart.
Policy Administration
Cornerstone Relocation Group will administer Copart’s relocation benefits. A qualified Relocation Counselor will contact you to review all aspects of the benefits and help you to get the relocation started in a positive direction. Your Cornerstone Relocation Counselor will serve as your advocate and “go to” person throughout the process.

Relocation Expense Limits
The costs of the various policy benefits outlined in this document each have an overall spend limit as a guideline to help you manage your total relocation budget. Your relocation budget is provided to you in your offer letter from Copart. For purposes of the relocation policy, any reference to “reimbursement”, “allowance”, or “payment” will be considered to be made against your overall Relocation Allowance cap. Your Relocation Counselor will help you establish your initial relocation budget based upon the distance of your move and the size of your family. Each policy element will have an overall cap amount, this is to ensure that you maximize the funds being provided to you for a smooth and efficient transition for you and your family, if applicable. If you feel like you need to reallocate dollars from one policy benefit to another because of the specific circumstances of your move, speak with your Relocation Counselor and they will discuss your options with you.
Your Responsibilities
Your cooperation throughout the process will help ensure that your move is handled with the least inconvenience as possible. Specifically:

•
We recommend that you use pre-qualified brokers recommended by Cornerstone Relocation, who are trained and experienced in corporate relocation transactions. They will recommend brokers for both selling your current home and purchasing a home in the destination location. You should retain receipts and other documentation to verify relocation expenses and to support payments made to you by Copart through Cornerstone.

•	Please comply with all timelines spelled out in this policy and in the instructions you receive from your Cornerstone Relocation Counselor.

•	Please prepare and submit expense reports in a timely manner.

•	Sign and return the Relocation Payback Agreement.

•	Provide feedback through the web-based survey you will receive at the end of your move.
Expense Reimbursement
Most ordinary expenses involved in relocation are covered under this policy either by a direct payment to a supplier or through the reimbursement of relocation expense reports that you submit. Because of potential tax implications, you must submit your out-of-pocket costs on a Relocation Expense Report form. It is very important that the expenses on this report are strictly related to the relocation vs. other business expenses. Your Cornerstone Relocation Counselor will provide you with instructions for completing these forms on-line and will also provide you with hard copy Relocation Expense Reports for your convenience. It is also important that you retain records and submit receipts. Whether you choose to submit your expenses on-line through Cornerstone’s password-protected website or via a paper expense report, you must submit original or scanned receipts to:
Copart Relocation Expense Administration
c/o Cornerstone Relocation Group
106 Allen Road
Basking Ridge, NJ 07920
Or your expenses can be completed and submitted online for faster service at www.crgglobal.com

Relocation Benefits at a Glance

Copart has contracted with Cornerstone Relocation Group to administer employee relocation benefits. Cornerstone will issue reimbursements and payments, and coordinate the services Copart has authorized. After authorization, a Cornerstone Counselor will contact the employee to review the allowed benefits. Transferring employees are required to speak with a Cornerstone Counselor PRIOR TO making any relocation plans or talking to real estate agents, either in the old or new location.

Eligibility	Full-time Copart employees who are asked by Copart to relocate.
Relocation Budget	The total amount Copart has committed to spend on your relocation as identified in your Offer to Relocate.
Home Marketing Assistance	Home Marketing Assistance Program will facilitate the timely sale of your existing home
Home Selling Costs	Normal and customary one-time costs to sell your home will be reimbursed up to 8% of the sale price.
Home Finding Trips	Employee and eligible spouse/ significant other allowed up to 1 trip to the new location not to exceed 4 days/3 nights total, airfare or mileage, lodging, and meals (subject to daily maximums).
Home Search and Purchase Assistance
Home Search Assistance Program provides an efficient, coordinated process to locate a home in the new location. The closing costs to purchase a home will be reimbursed, including a loan origination fee capped at 2.5% of the purchase price.

Lease Cancellation	If you are bound by a lease that you must cancel to make the move, Copart will reimburse you for a cancellation penalty of up to one month of your rent payment.
Temporary Living	An allowance based upon 30 days of temporary lodging will be provided if the employee must move before the household members or hasn’t located a new residence yet.
Household Goods Shipment	Covered costs include packing and moving household goods through van line, up to 2 automobiles, storage up to 30 days.
Final Move Costs	Covered costs include transportation, meals and lodging for the employee and household members (subject to daily maximums).
Misc. Relocation Allowance	An allowance will be paid to you based on your family size to cover moving related costs not covered in policy.

Departure Services
Home Marketing Assistance Program (Home Owners Only)
If you own a home and plan to sell it, Cornerstone will provide you with professional assistance on how to market your home to ensure optimum success. Do not contact a Realtor® before talking to your Cornerstone Relocation Counselor. Your Cornerstone Counselor will recommend a broker that is experienced in working on corporate relocation transactions and the specific requirements of these transactions. Furthermore, recommended brokers will have a proven track record of market knowledge and sales success, as well as familiarity with Cornerstone’s service standards. In addition to ensuring top-of-the-line service delivery to you, Cornerstone Relocation collects commissions from these brokers, which offsets and lowers the relocation costs for Copart.
Cornerstone Relocation Group requires its brokers to meet the following standards:

•	Brokerage must have a Relocation Department or proven relocation-related experience.

•	Real Estate firm must have no interest (actual or contemplated) in Copart, departure property, or home to be purchased, including any business or family relationship with the owners of the properties.

•	Broker must have a proven track record in the selling community. Cornerstone tracks list price to sales price ratio, number of current listings and number of recent sales.
Your Counselor will contact two qualified brokers in your area and ask them to complete a Broker’s Market Analysis (BMA) on your home, which will include suggested marketing tips, competing listing information and recent sales in the neighborhood. Based on the data they gather and their knowledge of the marketplace, they will provide a most probable sales price range. Your Cornerstone Counselor will review and analyze the market data contained in the BMA’s to help you formulate a competitive list price and marketing strategy to achieve the highest possible sales price within a reasonable timeframe. If the recommended list price indicated by the BMA’s are not within 5% of each other, a third one will be ordered and the two closest will be used to formulate listing and marketing strategies. You and your Cornerstone Counselor will work with the agent you select to list and market your home and identify potential buyers. You will receive continuous feedback and updates on marketing activity throughout the process. To assist with a successful sale, Copart recommends that you use an agent or broker who has been qualified by Cornerstone and present all offers to your Cornerstone Relocation Counselor for review.

Disclosure
Real estate transactions are governed by laws and regulations designed to protect the interests of both sellers and buyers. Every home seller has certain duties and obligations to a buyer, including full disclosure of all pertinent information about the condition of the home and its surroundings. In this regard, you can protect both yourself from potential litigation by the timely and thorough completion of all forms and documents pertaining to the condition of the property. It is not the intent of Copart to relieve you of your duties and obligations including completing all necessary repairs and full disclosure. You will be asked to complete property disclosure forms for the real estate agent and for Cornerstone. You must complete and return these forms at the beginning of the listing period.
Home Sale Closing Costs and Agent Commission (Home Owners Only)
Once you have an offer on your home, your Relocation Consultant will assist you with the negotiation of the offer and will review your estimated closing costs to help you identify which costs will be covered by Copart. The total costs eligible for reimbursement are limited to 8% of the sale price (2% for non-recurring closing costs and 6% for the real estate agent commission) (Subject to Relocation Schedule Limits)
Lease Cancellation (Renters Only)
If you are currently bound by a lease agreement, your Cornerstone Relocation Counselor can provide assistance on how to terminate your lease and possibly avoid penalties. In most States the Lessee can advertise for a replacement tenant to take over the lease and as long as the tenant meets the landlord’s requirements, the lease can be cancelled without penalty. In addition your Counselor can provide documentation of your job change to assist in lease cancellation negotiations. If you are obligated to pay a lease cancellation penalty, Copart will reimburse for this penalty up to one month of your rent capped at $3,000. Payment of this penalty must be documented either with a receipt or letter from your landlord.

Destination Services
Home Finding Trip
Copart will reimburse expenses for you and your spouse/significant other for up one trip for a maximum of 4 days and 3 nights of expenses. Covered expenses include:

•	Round trip economy air fare for you and your spouse/significant other (if the distance between your old and new locations is greater than 200 miles).

•	If the distance between your old and new locations is less than 200 miles, mileage will be paid based on the Copart current mileage reimbursement rate, plus tolls using the most direct route.

•	Lodging for 3 night’s total.

•	Local transportation (including mid-sized car rental, tolls, parking, etc.)

•	Meals up to $40 per day per person with receipts

•	Total reimbursement should not exceed $3,500.
New Home Search Assistance - Purchase or Rental
Home Purchase
If you want to purchase a home in the new location, your Relocation Counselor will help you with this process. Buying a home is a personal decision and while Copart is not reimbursing any of the costs to purchase a home, we are providing guidance and assistance through Cornerstone.
Your Cornerstone Relocation Counselor will first conduct a needs assessment and develop a preference profile including type of housing, commuting requirements, schools, amenities, lifestyle, etc. Once the profile is developed, the Counselor will have a preapproved broker/agent contact you to begin the home search. This representative will accompany you to preview specific homes and assist you in preparing an offer once you have found a home. If your hiring manager or a fellow Copart employee refers you to a real estate agent, DO NOT CONTACT that agent until you speak with your Relocation Counselor. Employee referrals are strongly discouraged because of the potential for a conflict of interest.
The agents/brokers recommended by Cornerstone’s Counselors are vetted and evaluated. This means that they are experts in assessing your housing preferences and are professional “Buyer Agents” trained and evaluated on representing your interests, not the interest of the seller who is ultimately paying their commission. This is an important distinction because if they are not a “buyer’s agent”, even if they show you the home, they are still representing the interests of the seller who is paying their commission and not looking out for your best interests. In addition, Cornerstone’s agents are familiar with both the wide range of market areas that a relocating employee will consider, as well as the individual neighborhoods and micro-markets. Their expertise affords them the knowledge to refer you to locations where the availability of housing, price ranges and neighborhood amenities match your preferences.
Your Cornerstone Counselor will be in regular contact with you and your agent throughout the home search process to provide assistance and advice in negotiating an offer, obtaining pre-qualification letters from our approved mortgage lenders and helping you and your agent manage the escrow and closing process. If for any reason you are not satisfied with the agent(s) we have recommended, please call your Relocation Counselor and let him/her know. We will quickly remedy the situation and get a replacement agent(s) for you to meet with and evaluate for your home finding needs.
Understanding that new home developments are available in the new location we need to caution you in the event you decide to purchase new construction. Buying a new home versus buying an existing property is a personal decision. It may lead to longer-than-expected interim housing needs, the costs for which will be your responsibility. You may be encouraged by the builder to purchase the home without professional representation from a real estate professional. In most cases, community builders will work with an agent representing you, and we encourage you to utilize that agent so that your family and financial interests are represented in the transaction.
Closing Cost Reimbursement
If you decide to purchase a home in the new location through one of Cornerstone’s recommended agents, Copart will reimburse your one-time, non-recurring closing costs capped at 2.5% of the purchase price (Subject to Relocation Schedule Limits). This includes up to 1% which may be used as a loan origination or discount fee.
Rental Assistance
If you wish to rent a home or apartment in the new location, your Relocation Counselor will refer you to rental resources and services in the new location to help you settle into a new home. In addition Cornerstone will provide professional rental assistance services to help you find a new rental home in your new location. Due to the competitive nature of many rental markets, we recommend you utilize the services made available for you so that you can locate and settle into a new home as quickly as possible.
Temporary Living Allowance
If it is necessary to begin work prior to moving, a Temporary Living Allowance of up to $3,000 will be provided for the employee to cover or offset the cost of interim housing for up to 30 days. Expenses intended to be covered or offset by this allowance include:

•	Thirty (30) days’ lodging in furnished corporate housing with kitchen facilities (arranged through Cornerstone Relocation) or an extended stay hotel.

•	In moves over 500 miles, a mid-size car rental for up to seven (7) days while the employee’s car is transported to the new location will be provided.

•	If the distance between the old and new locations is less than 500 miles, personal auto mileage will be reimbursed.
Miscellaneous Relocation Allowance
You will incur some expenses that may not be specifically covered under this policy. For this reason, the company will provide you with a Miscellaneous Relocation Allowance as calculated in the table below. This allowance should be used to cover things such as:

•	New auto registrations

•	Installation of new appliances

•	Pet transportation

•	Moving antiques or valuables that are not covered under transportation of household goods

•	Housecleaning

•	Security deposits for temporary living or rentals
The Miscellaneous Allowance will be paid when you begin working in the new location.

Allowance Calculation and Limits:

Single Employee		Employee with Family
Home Owner:	$6,000	$7,500
Renter:	$4,500	$6,000
Mortgage Assistance
If you decide to purchase a new home Cornerstone has agreements with several national lenders that have special programs, rates and underwriting processes for relocating employees. While you are under no obligation to use any of these companies, you may find their rates competitive and their processes and products conducive to corporate relocation situations.
Transportation of Your Household Goods
Your Cornerstone Relocation Counselor will help you with the arrangements for moving your household goods to the new location. The Counselor will explain the process and put you in touch with a professional mover. It is important that you or an adult family member arrange to be present to supervise the move and that you provide a telephone number where the moving company can reach you prior to your move date. Copart will be billed directly from the carrier for the cost of shipping your household goods. Copart does not reimburse tips to the movers, if you wish to tip the mover you may utilize your Miscellaneous Relocation Allowance.
Authorized Charges
The company will pay the following charges in connection with your professional move by an approved van line:

•	Charges for normal containers and standard packing of your household items.

•	Charges for transporting the household goods to the new location.

•	Normal appliance services, including wiring and plumbing modifications required within the house for disconnection and reconnection of appliances.

•	Storage (if necessary) for up to 30 days at the new location site.

•	Warehouse handling.

•	Delivery to the new home. Weekend or holiday delivery will not be covered.

•	Unpacking of mattresses and box springs as well as five (5) carrier-packed cartons.

•	One (1) debris pickup.
The amount of household goods that can be shipped is limited to certain weight allowances (Your Cornerstone Relocation representative will assist you in setting a budget for the movement of household goods that works with your specific needs and Relocation Schedule Limits). As a guideline,:

	Employee Only	Employee Plus One (1)	Employee Plus 2 - 4	Family Size >4
Moving Cost Limit	$8,000	12,000	$16,000	$20,000
(1) Family size must meet the requirements of legal dependents based on Copart company policies.
Copart will not pay for the following:

•	Exclusive use of the van, expedited service or extra drop off/pick up stops.

•	Housecleaning, maid, or debris removal service at either the old or new home.

•	Removal or installation of wall-to-wall carpeting, draperies and/or rods, electrical fixtures, water softeners, or similar items.

•	Packing or transportation of boats, trailers, airplanes, household pets, plants, building materials, wood, or any perishable item.

•	Disassembly or reassembly of children’s playhouses or swing sets, portable swimming pools, waterbeds, utility sheds, fencing, or items of similar nature.
Insuring Your Household Goods
Insurance will be provided on your shipment of household goods for up to $100,000. High value items must be listed on a separate inventory form and are not covered by Copart. The company cannot replace (nor will shippers generally agree to handle) high value items like securities, cash, art, heirlooms or precious jewelry. We recommend you pack and transport these items yourself.

Automobile Shipping
Your automobiles will be handled by the same carrier who handles your household goods or, in some cases, a dedicated automobile carrier. The company will pay the cost of moving up to two automobiles, provided the distance of your move is greater than 500 miles.
If the distance of your move is less than 500 miles, you may ship one automobile and your mileage (at the current mileage reimbursement rate) for one vehicle will be reimbursed. If you do not ship an automobile, mileage will be covered for up to two automobiles. Travel will be based on the most direct route.
Moving Day - (Enroute Expenses)
The company will reimburse you for actual travel and lodging expenses incurred for you, your spouse/significant other, and family members for your final move to the new location. Expenses include:

•	Mileage based on the current IRS reimbursement rate and using the most direct route will be paid for up to two vehicles.

•	If you drive, you will be expected to drive at least 350 miles per day using the most direct route.

•	If you are shipping your automobiles, you will be reimbursed for airfare for all family members at the coach class rate for one-way tickets purchased seven days in advance.

•	Rental car until your automobiles are delivered.

•	Meals at the company approved rate.

•	Expenses should not exceed $2,000.

Tax Considerations
The current tax law and Internal Revenue Service (IRS) regulations require that we report as income all relocation expense reimbursements made to you, or paid on your behalf. Therefore, the tax effects of relocation transactions can only be determined on an individual basis. It is important that you talk to a tax professional to find out how certain kinds of assistance may affect your own tax situation. Keep in mind that Copart will not reimburse tax preparation or tax counseling expenses.
All non-deductible relocation expenses that Copart pays on your behalf or directly to you are reported to the IRS as compensation, which will be included in your gross annual W2 income. Therefore as each reimbursement is processed through Cornerstone, the estimates income taxes will be withheld from the reimbursement to comply with payroll reporting and timeliness of tax deposit requirements. The only exceptions are:

•	Expenses associated with the shipment of your household goods.

•	Storage costs up to 30 consecutive days after your household goods are removed from your former home and before they are delivered to your new home.

•	The travel and lodging (not meals) for you and your family during the final move.
These costs are considered “excludable from income” and will not be shown on your W-2 form.
NOTE: This includes expenses for the day you arrive. You can include any lodging expenses you had in the area of your former home within one day after you could not live in your former home because your furniture had been moved.
Based on IRS and state requirements, Copart will include reimbursed relocation expenses on your W-2 form in the year in which they are paid.
You will be responsible for all local taxes applicable in either the departure or destination location. Nothing in this policy should be construed as providing, directly or indirectly, Income Tax Advice. For more information about moving expenses, we suggest that you obtain IRS Publication 521 “Moving Expenses” and that you retain the services of a professional tax advisor/preparer.

Copart’s tax provision for the various “relocation expense” items is outlined below.

Relocation Expense		Tax Withholding Calculation
House Hunting	Yes	At statutory supplemental wage rate
Home Sale Costs	Yes	At statutory supplemental wage rate
Temporary Living	Yes	At statutory supplemental wage rate
Home Purchase Costs	Yes	At statutory supplemental wage rate
Final Move Meals	Yes	At statutory supplemental wage rate
Miscellaneous Relocation Allowance	Yes	At statutory supplemental wage rate
Final Move Lodging/Transportation	No	None - Not included in employee income
Final Move Meals	Yes	At statutory supplemental wage rate
Transportation of Household goods and first 30 days of storage	No	None - Not included in employee income
Automobile shipment	No	None - Not included in employee income

Relocation Plan Election & Repayment Agreement

I, ____RAMA PRASAD_______________________________________________, hereby agree to the repayment terms outlined in the Copart Relocation Policy.  My signature also confirms that I have read, accept, and understand the attached policy guidelines.
SERVICES PROVIDED THROUGH CORNERSTONE RELOCATION SERVICES
RELOCATION BUDGET:    $100,000.00 (Gross)
Move to be completed by: June 30, 2015

In consideration of payments made to me, or on my behalf to third-party vendors (i.e., shipment of household goods, corporate housing, etc.), I agree that if I voluntarily terminate my employment, or if my employment is terminated by Copart for cause, within the first twelve months (12) of the completion of my relocation, I will be liable to Copart for the repayment of all or a prorated amount including gross up (tax treatment).  I hereby agree to repay the relocation costs to Copart within thirty (30) days as of my effective termination date of employment.  If full repayment or repayment arrangements are not made within thirty (30) days of termination, Copart reserves the right to involve the services of a collection agency to recover the money owed. I further understand that I am personally indebted to Copart for any amounts required to be repaid to Copart under the terms of this Agreement and that these amounts can be deducted from any compensation or payments due to me from Copart upon termination, including salary, bonuses, vacation, and/or other forms of compensation. I understand and agree that this Relocation Repayment Agreement does not affect my status as an at-will employee and nothing contained in this policy is intended to imply a promise for continued employment.

This Agreement supersedes any and all agreements either oral or written, between Employer/Manager and Employee.

Please mail or email this signed Relocation Repayment Agreement within 7 days of receipt directly to:
Rory Seidens, Vice President Human Resources
Copart Inc
14185 Dallas Parkway #400
Dallas, TX 75254

Acknowledged and Agreed,

Rama Prasad     July 8, 2014
Employee Name (Print)                    Date

/s/ Rama K. Prasad
Employee Signature

Exhibit B
COPART CONFIDENTIALITY AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

COPART CONFIDENTIALITY AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
1.    Confidential Information and Trade Secrets
a.    You agree that all non-public information communicated to you with respect to the business of Copart, Inc. and its subsidiaries and affiliated entities (collectively, “Copart”), including without limitation Copart’s business management information system and any other confidential or trade secret information (collectively “Confidential Information”) gained by you by reason of association or employment with Copart, whether or not that Confidential Information was directly, indirectly or unintentionally communicated, shall be treated by you as confidential and shall not be disclosed to anyone without Copart’s express authorization. “Confidential Information” includes, but is not limited to, all data, systems, compilations, programs, devices, strategies, concepts, ideas or methods, regardless of whether kept in a document, electronic storage medium, or in your memory, and any and all information concerning or related to:
(i)    Copart’s financial condition, results of operations, and amounts of compensation paid to officers and employees;
(ii)    marketing and sales programs of Copart and the terms and conditions (including prices) of sales and offers of sales for products and/or services by Copart along with information regarding Copart’s proposed products or designs, whether or not pursued by Copart;
(iii)    the terms, conditions and current status of Copart’s agreements and relationships with any customers, suppliers or other entities;
(iv)    the identities and business preferences of Copart’s actual and prospective customers and/or suppliers or any employee or agent of Copart’s actual and prospective customers and/or suppliers with whom Copart communicates along with Copart’s practices and procedures for identifying prospective customers;
(v)    the names and identities of any and all of Copart’s customers, including any and all customer lists or similar compilations;
(vi)    the manufacturing processes and techniques, regulatory approval strategies, computer programs, data, formulae, and compositions, service techniques and protocols, new product designs and other skills, ideas, and strategic plans possessed, developed, accumulated or acquired by Copart;
(vii)    personnel information including the productivity and profitability (or lack thereof) of Copart’s employees, agents, or independent contractors;

(viii)    any communications between Copart, its officers, directors, shareholders or employees, and/or any attorney retained by Copart for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of Copart;
(ix)    the cost or overhead associated with the goods and services provided by Copart along with Copart’s pricing structure for its goods or services, including its margins, discounts, volume purchases, rebates, mark-ups and/or incentives; and
(x)    any other matter or thing, whether or not recorded on any medium or kept in your memory, (A) by which Copart derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (B) which gives Copart an opportunity to obtain an advantage over its competitors who do not know or use the same.
b.    You promise and agree that, both during and after your employment relationship or association with Copart, you shall not use or disclose any Confidential Information to any other person, unless specifically authorized in writing by an officer of Copart to do so. If an officer of Copart gives you written authorization to make any such disclosures or to use such information, you shall do so only within the limits and to the extent of that authorization. If a time limit is required in order to make this restriction enforceable, then the restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of your employment or association where information that does not qualify as a trade secret is concerned (the restrictions will apply to trade secret information for as long as the information remains qualified as a trade secret).
c.    You acknowledge and agree that the unauthorized use of or disclosure of any Confidential Information constitutes unfair competition for which Copart has no adequate remedy at law thereby making injunctive relief appropriate.
d.    You agree that during your employment or association with Copart, you will not improperly use, disclose, or induce Copart to use any proprietary information or trade secrets of any former employer or other person or entity which you have an obligation to keep in confidence. You further agree that you will not bring onto Copart’s premises or transfer onto Copart’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, Copart has been consented to in writing by such third party.
e.    You acknowledge that Copart has received and will in the future receive confidential or proprietary information belonging to third parties (“Third Party Confidential Information”) subject to a duty on Copart’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You hereby agree to hold all such Third Party Confidential Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for Copart consistent with Copart’s agreement with such third party. You further agree to comply with any and all Copart policies and guidelines that may be adopted from time to time regarding Third Party Confidential Information.
2.    Intellectual Property Assignment
a.    As between Copart and you, you agree that all right, title, and interest in and to any and all Company Inventions and Intellectual Property, as defined herein, are the sole property of Copart. “Company Inventions and Intellectual Property” or “CIIP” refers to all inventions, works of authorship, copyright eligible works (such as materials, records, notes, drawings, and software), ideas, designs, developments, improvements, discoveries, and other intellectual property you develop, discover, or create (i) that relate to Copart’s business, or to any actual or demonstrably anticipated research, future work, or projects of Copart, whether or not conceived or developed alone or with others, and whether or not conceived or developed during regular working hours, or (ii) that result from any work you performed for Copart, performed on company time, or performed using Copart’s property, resources, or Confidential Information. You hereby assign to Copart, without further consideration, your entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances in and to all such CIIP, which shall be the sole property of Copart, whether or not patentable. You also agree to promptly make full written disclosure to Copart of any CIIP.
b.    You hereby acknowledge and agree that all writings, ideas, information, and other works which may be copyrighted (including software and computer programs) which are related to the present or planned, or reasonably anticipated business of Copart and are prepared by you (solely or jointly with others) during your relationship with Copart shall be, to the extent permitted by law, deemed to be “works for hire” or the result of “works for hire,” as defined by U.S. copyright laws, with the copyright automatically vesting in Copart. To the extent that such writings and works are not works for hire, you hereby waive any and all rights in such writings and works and hereby assign to Copart all of your present and future rights, title and interest, including copyright, in such writings and works.
c.    Any assignment to Copart of CIIP includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
d.    You agree to keep and maintain adequate, current, accurate, and authentic written records of all CIIP made by you (solely or jointly with others) during the term of your employment or association with Copart. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by Copart. As between Copart and you, the records are and will be available to and remain the sole property of Copart at all times.
e.    You further agree to reasonably cooperate with Copart, both during and after employment or association with Copart, in obtaining and enforcing patents, copyrights, trademarks, and other protections of Copart’s rights in and to all CIIP. Without limiting the generality of the foregoing, you shall, at any time during or after employment or association with Copart, at Copart’s request, execute all papers, render all assistance, and perform all lawful acts which Copart considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any CIIP and for the transfer of any interest you may have therein. You shall execute any and all papers and documents required to vest title in Copart or its nominee in any CIIP. If Copart is unable because of your mental or physical incapacity or for any reason to secure your signature to apply for or pursue any application for any United States or foreign patent, copyright or other registration covering CIIP, then you hereby irrevocably designate and appoint Copart and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf to do all lawfully permitted acts to further the prosecution and issuance of such registrations with the same legal force and effect as if executed by you.

f.    Attached hereto as Schedule A is a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made by you prior to your employment with Copart, that relate to Copart’s proposed business, products or research and development, and are owned in whole or in part by you (“Prior Inventions”); or, if no such list is attached or if Schedule A is unsigned, you represent that there are no such Prior Inventions. You agree that you will not incorporate, or permit to be incorporated, any Prior Invention into any Copart product, process or service without Copart’s prior written consent. Nevertheless, if, in the course of your employment with Copart, you incorporate into an Copart product, process or service a Prior Invention, you hereby grant to Copart a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
g.    Some state laws may not allow the assignment of certain inventions under this Agreement, including certain inventions that you develop entirely on your own time without using Copart’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”). You agree to advise Copart promptly in writing of any invention that you believe constitutes an Other Invention and is not otherwise disclosed on Schedule A. You agree that you will not incorporate, or permit to be incorporated, any Other Invention owned by you or in which you have an interest into a Copart product, process or service without Copart’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of your employment with Copart, you incorporate into a Copart product, process or service an Other Invention owned by you or in which you have an interest, you hereby grant to Copart a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
3.    Conflicting Obligations
You hereby represent and warrant that you have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, your obligations to Copart under this Agreement, or your ability to perform the services for which you are being retained by Copart. You further agree that if you have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, you will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. You represent and warrant that after undertaking a careful search (including searches of your computers, cell phones, electronic devices, and documents), you have returned all property and confidential information belonging to all prior employers (and/or other third parties you have performed services for in accordance with the terms of your applicable agreement).

4.    Return of Company Materials
Following the end of your employment or association with Copart or at any time upon demand from Copart, you will immediately deliver to Copart, and will not keep in your possession, recreate, or deliver to anyone else, any and all Copart property, including, but not limited to, Confidential Information, Third Party Confidential Information, all devices and equipment belonging to Copart

(including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the CIIP, all electronically stored information and passwords to access such property, Copart credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 2(e). You also hereby consent to an exit interview (at Copart’s election) to confirm your compliance with this Section 4.

5.    Miscellaneous
a.    The laws of the State of Texas (without regard to Texas’s conflict of law rules), as well as any and all applicable federal law, including U.S. copyright laws, shall apply to this Agreement. You hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Dallas County, Texas, for any lawsuit arising out of this Agreement.
b.    This Agreement will be binding upon your heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of Copart, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Copart may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Copart’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise, without the need for further consent by you.
c.    This Agreement, together with Schedule A, sets forth the entire agreement and understanding between the Company and you with respect to the subject matters contained herein and supersedes all prior written and oral agreements, discussions, or representations between us regarding these subject matters.
d.    If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
e.    No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of Copart and you. Waiver by Copart of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
f.    The rights and obligations of the parties to this Agreement will survive termination of your employment or association with Copart.

Acknowledged and agreed:

Signature                            Date

Name of Employee/Consultant (printed)

Schedule A
LIST OF PRIOR INVENTIONS
If you have Prior Inventions, please list them in the space below. If you do not have any Prior Inventions or you would like to include additional Prior Inventions on separate pages, check the appropriate box at the bottom of the page.

Title	Date	Identifying Number or Brief Description

Check the following as applicable:

All of my Prior Inventions are listed above

I have no Prior Inventions

I have attached additional sheets describing my Prior Inventions

Signature of Employee:
Type or Print Name of Employee:
Date: